David E. Coffey C.P.A.

6767 West Tropicana Suite 216

Las Vegas, NV 89103

Dynasty International Corporation

Surrey, B.C. Canada

    This letter will acknowledge my agreement to include to or refer to the financial statements which I have audited for the cumulative period ended as of September 30, 2002, in the filing of the Post Effective amendment dated December 5, 2002 with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey

David E. Coffey C.P.A.

December 3, 2002